Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Autozi Internet Technology (Global) Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A ordinary shares, par value $0.000001 per share(1) (2)	Rule 457(o)	2,500,000	$5.00	$12,500,000	0.00014760	$1,845.00

Fees to Be Paid	Equity	Class A ordinary shares, par value $0.000001 per share(3)	Rule 457(o)	2,500,000	$5.00	$12,500,000	0.00014760	$1,845.00

	Total Offering Amounts					$25,000,000		$3,690.00

	Total Fee Previously Paid							$3,168.25

	Total Fee Offsets							—

	New Fee Due							$521.75

(1)	Includes the Class A ordinary shares that the underwriters have the option to purchase to cover any over-allotments.
(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional Class A ordinary shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	Reflects the resale by the selling shareholders set forth herein of 2,500,000 Class A ordinary shares.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.